Exhibit 10.3

EXECUTION COPY

AMENDED AND RESTATED COMPENSATION PROTECTION AGREEMENT

THIS AMENDED AND RESTATED COMPENSATION PROTECTION AGREEMENT (the “Agreement”) is entered into as of June 30, 2011 by and between CDW LLC, an Illinois limited liability company (the “Company”), and Thomas E. Richards (the “Executive”).

WHEREAS, the Company is in the process of transitioning the role of Chief Executive Officer from John A. Edwardson (“Edwardson”) to Executive;

WHEREAS, the Company, Edwardson and Executive have determined that the transition shall become effective on October 1, 2011, at which time Executive will become the acting Chief Executive Officer of the Company;

WHEREAS, the Company and Executive previously entered into that certain Compensation Protection Agreement dated March 10, 2010, as modified by that certain Addendum also entered into on March 10, 2010, both of which were effective as of January 1, 2010 (together, the “Original Compensation Protection Agreement”);

WHEREAS, the Company and Executive now desire to make certain additional changes to the Original Compensation Protection Agreement in connection with the transition of Executive to the role of Chief Executive Officer; and

WHEREAS, to effectuate such changes, the Company and Executive desire to amend and restate the Original Compensation Protection Agreement in its entirety as set forth herein.

For and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Accrued Obligations” means, as of the Date of Termination, the sum of (1) the Executive’s base salary through the Date of Termination to the extent not theretofore paid, (2) the amount of any bonus, annual incentive compensation, deferred compensation and other cash compensation accrued by the Executive as of the Date of Termination to the extent not theretofore paid and (3) any vacation pay, expense reimbursements and other cash entitlements accrued by the Executive as of the Date of Termination to the extent not theretofore paid. For the purpose of this Section 1(a), amounts shall be deemed to accrue ratably over the period during which they are earned, but no discretionary compensation shall be deemed earned or accrued until it is specifically approved by the Board or the Compensation Committee in accordance with the applicable plan, program or policy.

(b) “Affiliate” shall have the meaning set forth in the LLC Agreement.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall have the meaning assigned to such term in any written employment agreement between the Executive and the Company or any subsidiary or, in the absence of any such written employment agreement, shall mean one or more of the following: (i) the Executive’s refusal (after written notice and reasonable opportunity to cure) to perform duties properly assigned which are consistent with the scope and nature of his/her position, or (ii) the Executive’s commission of an act materially and demonstrably detrimental to the financial condition and/or goodwill of the Company or any of its subsidiaries, which act constitutes gross negligence or willful misconduct in the performance of duties to the Company or any of its subsidiaries, or (iii) the Executive’s commission of any theft, fraud, act of dishonesty or breach of trust resulting in or intended to result in material personal gain or enrichment of the Executive at the direct or indirect expense of the Company or any of its subsidiaries, or (iv) the Executive’s conviction of a felony involving moral turpitude, but specifically excluding any conviction based entirely on vicarious liability or (v) a material violation of any restrictive covenant with respect to non-competition (other than a competitive activity that does not violate any such non-competition covenant as set forth in any agreement whereby Executive acquires Class A Common Units of CDW Holdings), non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) by which the Executive is bound under any agreement between the Executive and the Company and its subsidiaries. No act or failure to act will be considered “willful” (x) unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or (y) if it is done, or omitted to be done, in reliance on the informed advice of the Company’s outside counsel or independent accountants or at the express direction of the Board.

(e) “CDW Holdings” means CDW Holdings LLC, a Delaware limited liability company.

(f) “Company” means CDW LLC, an Illinois limited liability company, and its successors and assigns; provided, however, that in the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for any internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, all references to the “Company” herein shall be deemed to be references to the new holding company.

(g) “Compensation Committee” means the Compensation Committee of the Board, or if no such committee has been appointed, the Board.

(h) “Date of Termination” means (1) the date of the Executive’s separation from service, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or (2) if the Executive’s employment by the Company terminates by reason of death, the date of death of the Executive.

(i) intentionally omitted

(j) “Good Reason” shall have the meaning assigned to such term in any written employment agreement between the Executive and the Company or any subsidiary or, in the absence of any such written employment agreement, shall mean, without the written consent of the Executive, any one or more of the following: (i) the Company reduces the amount of the Executive’s base salary or cash bonus opportunity (it being understood that the Board shall have discretion to set the Company’s and the Executive’s personal performance targets to which the cash bonus will be tied), (ii) the Company adversely changes the Executive’s reporting responsibilities, titles or office as in effect as of the date hereof or reduces his/her position, authority, duties, responsibilities or status materially inconsistent with the positions, authority, duties, responsibilities or status the Executive then holds, (iii) any successor to the Company or CDW Holdings in any merger, consolidation or transfer of assets, as described in Section 13, does not expressly assume any material obligation of the Company to the Executive under any agreement or plan pursuant to which the Executive receives benefits or rights, (iv) the Company changes the Executive’s place of work to a location more than fifty (50) miles from the Executive’s present place of work, (v) Executive is not appointed as the Company’s Chief Executive Officer on or prior to December 31, 2011 or (vi) the Company is acquired by an existing, operating business on or prior to December 31, 2011 and the Company continues to operate as a subsidiary or division of such larger business entity.

(k) “LLC Agreement” shall mean the Limited Liability Company Agreement of CDW Holdings, dated as of October 12, 2007, as may be amended, supplemented or otherwise modified from time to time in accordance with its terms, by and among CDW Holdings and its unitholders.

(l) “Noncompetition Agreement” means the Noncompetition Agreement in the form of Exhibit A.

(m) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(n) “Qualifying Termination” means termination of the Executive’s employment (1) by reason of the discharge of the Executive by the Company other than (A) for Cause, (B) the Executive’s death or (C) the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness, or (2) by reason of the resignation of the Executive for Good Reason within six (6) months after an event constituting Good Reason.

(o) “Severance Period” means the period commencing on the Date of Termination and ending on the second anniversary of the Date of Termination; provided however, that solely in the event of a resignation by the Executive for Good Reason as set forth in subsection (vi) of the definition of Good Reason, “Severance Period” means the period commencing on the Date of Termination and ending on the date that is 3 years after the Date of Termination.

(p) “Termination Year Bonus” means the annual incentive bonus which would have been earned by the Executive under the Company’s Senior Management Incentive Plan or any comparable successor plan if (i) the Executive had remained employed by the

Company for the full fiscal year in which the Date of Termination occurs or such later date as may be required for the Executive to be entitled to receipt of the bonus and (ii) in the event that a portion of such bonus is based upon the Executive’s satisfaction of personal performance targets, goals and objectives, the Executive had satisfied such personal performance targets, goals and objectives at target.

(q) “CDW Corporation” means CDW Corporation, a Delaware corporation.

2. Position. Effective as of the Effective Date, Executive shall be employed by the Company as its Chief Executive Officer, reporting to the Board. As of the Effective Date, Executive also shall be elected to the Board. This Agreement shall be effective and commence automatically on October 1, 2011 (the “Effective Date”) without further action by the Company or Executive; provided, however, in the event Executive’s employment terminates prior to the Effective Date for any reason, this Agreement shall be null and void and shall not become effective. For the avoidance of doubt, prior to the Effective Date the Original Compensation Protection Agreement shall remain in full force and effect and continue to govern the rights and obligations of Executive and the Company.

3. Base Salary. Beginning as of the Effective Date and continuing through December 31, 2012, Executive’s annual base salary shall be $775,000. Thereafter, Executive’s base salary will be reviewed annually by the Compensation Committee of the Board or the full Board as part of Executive’s annual performance review.

4. Bonus Target. Executive’s annual bonus target under the Company’s Senior Management Incentive Plan (or any successor bonus plan) for the period commencing on the Effective Date and continuing through December 31, 2012 shall be 150% of his annual base salary. Thereafter, Executive’s annual bonus target will be reviewed annually by the Compensation Committee of the Board or the full Board as part of Executive’s annual performance review.

5. Medical Plan Access.

(a) In the event Executive’s employment with the Company terminates for any reason other than a termination by the Company for Cause, each of Executive and Executive’s spouse will have continued access to participate in the Company’s medical plan until such time as an event described in Section 5(b) occurs, with the full cost for such plan access (currently equivalent to the applicable COBRA premiums, but subject to change), including any applicable taxes, to be paid by Executive. The additional medical plan access described herein will not apply until after the expiration of any benefit continuation period applicable under the Agreement and the exhaustion of the full COBRA continuation coverage period.

(b) The medical plan access set forth in this Section 5 will cease on the last day of the month of the earliest to occur of the following: (1) each of the Executive and the Executive’s spouse become eligible for Medicare (or a successor thereto); (2) Executive becomes eligible to participate in a subsequent employer’s medical plan; (3) Executive’s material violation of any agreement between Executive and the Company (or its parent or subsidiary companies) with respect to noncompetition, nonsolicitation, confidentiality or protection of trade secrets; (4) Executive ceases to timely pay premiums after notice and a 30 day cure period; (5) Executive expressly waives coverage in writing; (6) the Company no longer offers a medical plan to any of its coworkers; or (7) the Company cannot offer the medical plan access set forth in this Section 5 due to a change in applicable law.

6. Other Benefits.

(a) The Company waives the service necessary to start accruing vacation at the rate of five weeks per year.

(b) Executive shall be eligible for short-term disability and long-term disability coverage and short-term disability will be paid at a rate of 70% for up to 13 weeks.

(c) The Company shall pay the reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement in an amount not to exceed $10,000.

7. Payments Upon a Qualifying Termination.

(a) In the event of a Qualifying Termination, and provided the Executive executes a general release agreement substantially in the form of Exhibit B hereto (the “Release Agreement”) within sixty (60) days after the Date of Termination and has not revoked the Release Agreement, the Company shall provide to the Executive, in consideration of the general release set forth in Section 2 of the Release Agreement, the obligations of the Executive contained in the Noncompetition Agreement and other good and valuable consideration, the following benefits:

(1) Payment of an amount equal to (i) the Termination Year Bonus multiplied by a fraction, the numerator of which is the number of days of the fiscal year in which the Date of Termination occurs during which the Executive was employed by the Company and the denominator of which is 365, less (ii) any amounts previously paid to the Executive in respect of such Termination Year Bonus during such fiscal year, such amount to be payable on the same basis and at the same time as if the Executive’s employment with the Company had continued (or at such other time as required by Section 14 hereof);

(2) Continuation during the Severance Period (or at such other time as required by Section 14 hereof) in accordance with the Company’s regular payroll practices of salary replacement amounts equal to the Executive’s highest annual base salary from the Company and its affiliated companies in effect during the 12-month period prior to the Date of Termination;

(3) Payment of an aggregate bonus replacement amount equal to two hundred percent (200%) of the Executive’s Termination Year Bonus, such aggregate amount to be payable in two equal installments, the first of which shall be made on the first anniversary of the Date of Termination and the second of which shall be made on the second anniversary of the Date of Termination; provided, however, that if the Termination Year

Bonus is not calculable at the time a payment is required to be made pursuant to this Section 7(a)(3), such payment shall be made within thirty (30) days after the Termination Year Bonus is so calculated (or at such other time as required by Section 14 hereof); provided further, if the Qualifying Termination is by reason of the resignation of the Executive pursuant to clause (vi) of the definition of Good Reason, the amount payable pursuant to this Section 7(a)(3) shall equal 299% of the Executive’s Termination Year Bonus, payable in three equal installments, the first of which shall be made on the first anniversary of the Date of Termination, the second of which shall be made on the second anniversary of the Date of Termination and the third of which shall be made on the third anniversary of the Date of Termination;

(4) Continuation, for the Severance Period, of medical, dental, disability, accident, life and similar insurance coverage on terms comparable to those which would have been provided if the Executive’s employment with the Company had continued for that time, with the payment for such insurance coverage to be made on the same basis as if the Executive’s employment with the Company had continued for that time; provided, however, that the Company’s obligation to provide each such type of insurance coverage shall cease as of the date that the Executive becomes eligible for such type of insurance coverage under a plan or agreement of a subsequent employer. Each Executive shall be obligated to notify the Company of such Executive’s eligibility for insurance coverage under a plan or agreement of a subsequent employer on or before the date that such eligibility commences. The Company may determine that it is not reasonably practicable to provide a type of comparable insurance coverage required by this Section 7(a)(4) for reasons other than cost, the Company shall reimburse the Executive for the amount necessary for the Executive to acquire comparable coverage and shall gross-up Executive for any taxes Executive may owe on such reimbursement, with such reimbursement and gross-up payment to be made no later than 90 days following the Company’s receipt of appropriate documentation from the Executive, but in no event later than end of the calendar year following the calendar year in which the expense was incurred. The Company’s obligation to make any such reimbursements or gross-up payments for expenses not already incurred by the Executive shall cease at such time as the Executive becomes eligible under a plan or agreement of a subsequent employer for the type of insurance coverage for which the Executive is being compensated; and

(5) Outplacement services for a period of two years after the Date of Termination with a firm selected by the Company, to commence within a reasonable time following the Date of Termination. Payments pursuant to this Section 7(a)(5) shall not exceed $20,000 in the aggregate for such two (2) year period and shall be made directly to such outplacement firm upon submission of proper documentation to the Company.

(b) If the employment of the Executive is terminated by the Company, the Company shall pay the Executive all Accrued Obligations within 15 days following the Date of Termination; provided, however, that any portion of the Accrued Obligations which consists of bonus, deferred compensation or annual incentive compensation shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive.

(c) If the Executive breaches any of the covenants in the Noncompetition Agreement, including any noncompetition, nonsolicitation or confidentiality covenants contained therein, (i) the Executive’s entitlement to the payments and benefits set forth in Section 7(a) shall be null and void, (ii) all rights to receive or continue to receive severance payments and benefits shall thereupon cease and (iii) the Executive shall immediately repay to the Company all amounts theretofore paid to, and the value of all benefits theretofore received by, the Executive pursuant to Section 7(a). The foregoing shall not limit any other rights or remedies the Company may have existing in its favor, including injunctive relief.

8. Nonqualifying Termination of Employment. If the employment of the Executive shall terminate for any reason other than a Qualifying Termination, then the Company shall pay to the Executive all Accrued Obligations (including, in the case of death or disability, prorated annual incentive bonus (based on the target bonus under the Company’s Senior Management Incentive Plan or any successor plan for the fiscal year in which the Executive’s termination of employment occurs), through and including the effective date of the Executive’s termination of employment in a lump sum within thirty (30) days after the Date of Termination (or at such other time as required by Section 14 hereof); provided, however, that any portion of the Accrued Obligations that consists of bonus, deferred compensation or annual incentive compensation shall be determined and paid in accordance with the terms of the relevant plan as applicable to the Executive. In addition, if the Executive’s employment is terminated by retirement under a retirement plan of the Company or by resignation of the Executive other than for Good Reason, the Executive may, in the discretion of the Compensation Committee, be awarded a pro rata cash bonus for the year in which the Date of Termination occurs.

9. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its Affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code in connection with the first transaction resulting in a change in control of a successor corporation of CDW Holdings or of CDW Corporation or the Company following an initial public offering of shares of common stock of a successor corporation of CDW Holdings or of Holdings or the Company, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $100,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the

Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required pursuant to this Section 9 and the amount of any such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control, the Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination, but in no event later than the end of the calendar year next following the calendar year in which the applicable taxes are payable. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any good faith determination pursuant to this Section 9 by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, but in no event later than the end of the calendar year next following the calendar year in which the applicable taxes are payable.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim,

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(3) cooperate with the Company in good faith in order effectively to contest such claim, and

(4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. Withholding Taxes. The Company may withhold from all payments due to the Executive (or the Executive’s beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom. The Company may also reduce the amounts otherwise payable pursuant to Section 7(a) hereof to satisfy the Executive’s required contributions for the insurance coverage being provided hereunder.

11. Termination of Agreement. (a) This Agreement shall be effective as of the Effective Date and shall expire on January 1, 2014, provided that the term of this Agreement shall be extended automatically for one additional year as of each annual anniversary of January 1, 2014 (each, a “Renewal Period”) unless this Agreement is terminated pursuant to Section 11(b) or, if earlier, Executive’s death. Notwithstanding the foregoing, any expiration or termination of this Agreement shall not retroactively impair or otherwise adversely affect the rights of the Executive which have arisen prior to the date of such expiration.

(b) The Company shall have the right, in its sole discretion at any time during a Renewal Period, pursuant to action by the Board, to approve the amendment or termination of this Agreement, which amendment or termination shall not become effective until the date fixed by the Board for such amendment or termination, which date shall be at least one (1) year after notice thereof is given by the Company to the Executive; provided, that an amendment which is not adverse to the interests of the Executive shall take effect immediately.

12. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries or any of their respective Affiliates. Any amount paid pursuant to Sections 3 or 5 shall be paid in lieu of any other amount of severance relating to salary, incentive compensation or other bonus continuation to be received by the Executive from the Company or its Affiliates upon termination of employment of the Executive under any employment, employee benefit or severance plan or agreement, policy or similar arrangement of the Company or its Affiliates in effect as of the date hereof; provided, however, that nothing in this Section 12 shall affect the Executive’s rights with respect to any equity ownership interest in the Company. If the Company or any of its Affiliates are obligated by law to pay severance pay, notice pay or other similar benefits, or if the Company or any of its Affiliates are obligated by law to provide advance notice of separation (“Notice Period”), then the payments made pursuant to Sections 3 or 5 shall be reduced by the amount of any such severance, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

13. Successors; Binding Agreement.

(a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. In the event of the consummation of a transaction initiated by the Company involving the formation of a direct or indirect holding company of the Company for any internal legal or business purpose in which the holders of the outstanding voting securities of the Company become the holders of the outstanding voting securities of such holding company in substantially the same proportions, the provisions of this Agreement shall be binding upon such holding company.

(b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 13(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or the Executive’s beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and, if such merger, consolidation or transfer of assets is a “change in control event” within the meaning of Section 409A of the Code, shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated by reason of a Qualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

(c) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

14. Section 409A Compliance. This Agreement shall be interpreted and construed in a manner that avoids the imposition of additional taxes and penalties under Section 409A of the Code (“409A Penalties”). In the event the terms of this Agreement would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, without adversely affecting the intended benefits hereunder. Notwithstanding any other provision in this Agreement, if on the Date of Termination (i) the Company is a publicly traded corporation and (ii) the Executive is a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Agreement constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Agreement would be payable prior to the six-month anniversary of the Date of Termination, such payment shall be delayed until the earlier to occur of (i) the six-month anniversary of the Date of Termination or (ii) the date of the Executive’s death.

15. Notices. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to the home address of the Executive on the most current Company records and if to the Company, to CDW LLC, 200 North Milwaukee Avenue, Vernon Hills, IL 60061 attention General Counsel with a copy to Thomas A. Cole, Sidley Austin LLP, 1 South Dearborn Street, Chicago, Illinois 60603 and a copy to Michael D. Paley, P.C., Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, and a copy to Robert Stucker, Esq. Vedder Price P.C., 222 North LaSalle Street, Suite 2600, Chicago, Illinois 60601 or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b) A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific provision in this Agreement applicable to such termination, if any, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for the application of such provision to the termination of the Executive’s employment and (iii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

16. Full Settlement; Resolution of Disputes. (a) The Company’s obligation to make any payments provided for in Sections 3 or 5 of this Agreement and otherwise to perform its obligations thereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except as provided in Section 7(c). In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under the provisions of Sections 3 or 5 of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment, except as provided in Section 7(c).

(b) Any dispute or controversy between the Company and the Executive arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. In connection with the appointment of an arbitrator, the AAA will give the parties a list of no less than 15 potential arbitrators to strike and number in order of preference in accordance with AAA procedures. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court otherwise having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Executive. The Company and the Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Chicago, Illinois or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder.

17. Employment with Affiliates or Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any Affiliate of the Company or any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

18. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

19. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

20. Subsequent Amendments. If the Board determines in good faith that it is in the long-term interests of the Company and its shareholders to seek to modify the Company’s executive compensation programs and agreements with respect to such items as severance triggers and Code Section 280G adjustments, Executive agrees to consider and negotiate such modifications in good faith and in consideration of the interests of all parties involved.

21. Satisfaction of Offer Letter. Executive hereby agrees that, upon the effectiveness of this Agreement on the Effective Date, the Company has fully satisfied all of its commitments and obligations under the terms of that certain offer letter from the Company to Executive, dated as of August 24, 2009.

22. Miscellaneous. Except as provided in Section 20 above, no provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. This Agreement constitutes the entire agreement between the parties hereto on the subject manner hereof, and shall supercede all other agreements or arrangements relating to the subject manner hereof (including without limitation the Original Compensation Protection Agreement). No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the

Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise expressly set forth in this Agreement or in any agreement with respect to any equity ownership interest in the Company owned by the Executive, the rights of, and benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries pursuant to this Agreement are in addition to any rights against, or benefits payable by, third parties (i.e. Persons other than the Company or any of its Affiliates), to the Executive, the Executive’s estate or the Executive’s beneficiaries under any other employee benefit plan or program of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the date hereof.

CDW LLC

By:	/s/ John A. Edwardson
John A. Edwardson
Chairman and Chief Executive Officer

EXECUTIVE

/s/ Thomas E. Richards
Thomas E. Richards

Signature Page to Amended & Restated Compensation Protection Agreement